Exhibit 16.1

April 29, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated April 25, 2019 of Alkaline Water Company Inc. (the "Company") to be filed with the Securities and Exchange Commission regarding the change of auditor. We agree with such statements insofar as they relate to our firm. We cannot confirm or deny that the appointment of Prager Metis, CPAs LLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

AMC Auditing
Las Vegas, Nevada